Calculation of Filing Fee Tables
S-8
Karyopharm Therapeutics Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	3,950,000	$ 7.98	$ 31,521,000.00	0.0001381	$ 4,353.05
Total Offering Amounts:						$ 31,521,000.00		$ 4,353.05
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,353.05
Offering Note
[1]	(a) Karyopharm Therapeutics Inc., a Delaware corporation (the "Registrant"), is registering an additional 3,950,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), that may be issued under the Karyopharm Therapeutics Inc. 2022 Equity Incentive Plan, as amended (the "Plan"). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split or similar change. (b) The offering price per unit and in the aggregate are estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $7.98 per share represents the average high and low sales prices of the Common Stock as quoted on the Nasdaq Stock Market on May 21, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources